Exhibit 99.2

McDonald’s Corporation

Supplemental Information

Quarter and Nine Months Ended September 30, 2006

SUPPLEMENTAL INFORMATION

The purpose of this exhibit is to provide additional information related to McDonald’s Corporation’s results for the third quarter and nine months ended September 30, 2006. This exhibit should be read in conjunction with Exhibit 99.1.

Impact of Foreign Currency Translation on Reported Results

Management reviews and analyzes business results excluding the effect of foreign currency translation and bases certain incentive compensation plans on these results because it believes they better represent the Company’s underlying business trends. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.

IMPACT OF FOREIGN CURRENCY TRANSLATION ON REPORTED RESULTS

Dollars in millions, except per share data

	Reported Amount		Currency Translation Benefit / (Loss)

Quarters ended September 30,	2006	2005	2006
Revenues	$5,882.5	$5,327.1	$127.6
Combined operating margins*	1,875.2	1,644.4	35.0
Selling, general & administrative expenses	580.8	547.3	(8.8)
Operating income	1,303.5	1,159.8	24.2
Net income	843.3	735.4	13.3
Earnings per share – diluted	0.68	0.58	0.01

*	Reflects both franchised and Company-operated margin dollars and excludes non-McDonald’s brands

Foreign currency translation had a positive impact on consolidated revenues, operating income, net income and earnings per share for the quarter, primarily driven by the stronger Euro, the British Pound and the Canadian Dollar.

	Reported Amount		Currency Translation Benefit / (Loss)

Nine months ended September 30,	2006	2005	2006
Revenues	$16,555.7	$15,225.6	$71.5
Combined operating margins*	5,107.8	4,593.9	1.2
Selling, general & administrative expenses	1,726.6	1,605.0	(3.3)
Operating income	3,366.7	3,086.1	(8.4)
Net income	2,302.7	1,993.7	(3.8)
Earnings per share – diluted	1.83	1.56	(0.01)

*	Reflects both franchised and Company-operated margin dollars and excludes non-McDonald’s brands

Foreign currency translation had a positive impact on consolidated revenues for the nine months primarily due to the stronger Brazilian Real and the Canadian Dollar, partly offset by the weaker Euro and British Pound. Foreign currency translation had a slightly negative impact on operating income, net income and earnings per share for the nine months due to the weakening of several major currencies, partly offset by the stronger Canadian Dollar.

Net Income and Diluted Earnings per Share

For the quarter, net income was $843.3 million and diluted earnings per share were $0.68. The 2006 results included $13.1 million after tax ($0.01 per share) of impairment and other charges primarily in Asia/Pacific, Middle East and Africa (APMEA), which included an additional loss on the transfer of the Company’s ownership interest in Thailand to a developmental licensee and a goodwill impairment charge in South Korea.

Third quarter 2005 net income was $735.4 million and diluted earnings per share were $0.58. The 2005 results included income of $20.8 million after tax ($0.02 per share) primarily related to the transfer of the Company’s ownership interest in Turkey to a developmental licensee.

For the nine months 2006, net income was $2,302.7 million and diluted earnings per share were $1.83. Results included the following items: operating expense of $89.5 million after tax ($0.08 per share) primarily related to a limited number of restaurant closings in the U.K. in conjunction with an overall restaurant portfolio review, costs to buy out certain litigating franchisees in Brazil, and losses related to the transfer of the Company’s ownership interests in Thailand and Bulgaria to developmental licensees; nonoperating income of $173.4 million after tax ($0.14 per share) due to the IPO of Chipotle Mexican Grill and the secondary sales of Chipotle shares; and $13.5 million ($0.01 per share) of incremental tax expense primarily related to the one-time impact from a tax law change in Canada.

For the nine months 2005, net income was $1,993.7 million and diluted earnings per share were $1.56. The results for 2005 included $0.03 per share of income primarily related to the transfer of the Company’s ownership interest in Turkey to a developmental licensee and a favorable adjustment to certain liabilities established in prior years due to lower than originally anticipated employee-related and lease termination costs. In addition, 2005 results included a tax benefit of $178.8 million due to a favorable audit settlement of the Company’s 2000-2002 U.S. tax returns, partly offset by $112.0 million of incremental tax expense resulting from the decision to repatriate approximately $3 billion in foreign earnings under the Homeland Investment Act (HIA), which in combination, benefited earnings per share by an additional $0.05 per share.

During the nine months 2006, the Company repurchased 53.2 million shares for $1.8 billion.

Diluted weighted average shares outstanding for the third quarter and nine months 2006 decreased primarily due to treasury stock purchases exceeding stock option exercises in 2005 and 2006.

Revenues

Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees primarily include rent, service fees and/or royalties that are based on a percent of sales, with specified minimum rent payments.

REVENUES

Dollars in millions

Quarters ended September 30,	2006	2005	% Inc	% Inc Excluding Currency Translation
Company-operated sales
U.S.	$1,124.4	$1,066.5	5	5
Europe	1,580.5	1,412.6	12	7
APMEA*	708.2	645.3	10	8
Latin America	406.1	329.9	23	20
Canada	238.5	205.1	16	8
Other**	375.9	341.3	10	10
Total	$4,433.6	$4,000.7	11	8

Franchised and affiliated revenues
U.S.	$786.7	$738.2	7	7
Europe	482.1	419.8	15	10
APMEA*	96.5	92.9	4	6
Latin America	25.6	22.8	12	11
Canada	54.6	50.4	8	1
Other**	3.4	2.3	48	48
Total	$1,448.9	$1,326.4	9	7

Total revenues
U.S.	$1,911.1	$1,804.7	6	6
Europe	2,062.6	1,832.4	13	8
APMEA*	804.7	738.2	9	8
Latin America	431.7	352.7	22	20
Canada	293.1	255.5	15	7
Other**	379.3	343.6	10	10
Total	$5,882.5	$5,327.1	10	8

REVENUES

Dollars in millions

Nine months ended September 30,	2006	2005	% Inc	% Inc Excluding Currency Translation
Company-operated sales
U.S.	$3,273.4	$3,043.4	8	8
Europe	4,346.1	4,103.0	6	7
APMEA*	1,994.0	1,855.4	7	7
Latin America	1,117.2	876.1	28	21
Canada	662.7	561.7	18	9
Other**	1,096.0	971.8	13	13
Total	$12,489.4	$11,411.4	9	9

Franchised and affiliated revenues
U.S.	$2,272.8	$2,122.3	7	7
Europe	1,280.5	1,215.2	5	7
APMEA*	278.3	269.9	3	7
Latin America	76.2	64.9	17	14
Canada	148.7	136.0	9	1
Other**	9.8	5.9	66	66
Total	$4,066.3	$3,814.2	7	7

Total revenues
U.S.	$5,546.2	$5,165.7	7	7
Europe	5,626.6	5,318.2	6	7
APMEA*	2,272.3	2,125.3	7	7
Latin America	1,193.4	941.0	27	21
Canada	811.4	697.7	16	8
Other**	1,105.8	977.7	13	13
Total	$16,555.7	$15,225.6	9	8

*	APMEA represents Asia/Pacific, Middle East and Africa

**	Other represents non-McDonald’s brands

•	Consolidated: Revenues increased 10% (8% in constant currencies) for the quarter and 9% (8% in constant currencies) for the nine months, primarily due to positive global comparable sales.

•	U.S.: The increase in revenues for the quarter and nine months was primarily driven by our popular breakfast menu featuring Premium Roast Coffee, new products like our Asian Salad and Snack Wrap, and continued focus on everyday value.

•	Europe: The constant currency increase in revenues for the quarter and nine months was primarily due to strong comparable sales in France, Germany and Russia (which is entirely Company-operated). Both periods also benefited from positive comparable sales in the U.K., offset by the impact of the market’s Company-operated restaurant closings in the first quarter 2006 and restaurant sales to franchisees and affiliates throughout the year.

•	APMEA: The constant currency increase in revenues for the quarter and nine months was primarily driven by the consolidation of Malaysia for financial reporting purposes, due to an increase in the Company’s ownership during the first quarter 2006, expansion in China and positive comparable sales in most markets. For the nine months, the increase was partly offset by the 2005 conversion of the Philippines and Turkey (about 325 restaurants) to developmental licensee structures under which the Company receives a royalty based on a percent of sales.

Comparable sales are a key performance indicator used within the retail industry and are reviewed by management to assess business trends for McDonald’s restaurants. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all McDonald’s restaurants, including those operated by the Company, franchisees and affiliates, in operation at least thirteen months, including those temporarily closed.

COMPARABLE SALES – McDONALD’S RESTAURANTS*

	% Increase / (Decrease)
	Quarters Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
U.S.	4.1	3.7	4.9	4.5
Europe	7.6	5.1	5.3	2.6
APMEA	6.1	3.5	5.8	3.4
Latin America	15.4	11.6	14.6	12.5
Canada	4.5	(1.1)	5.2	(1.2)
McDonald’s Restaurants	5.8	4.1	5.5	3.8

*	Excludes non-McDonald’s brands

The following tables present Systemwide sales growth rates along with franchised and affiliated sales for the quarter and nine months. Systemwide sales include sales at all restaurants, whether operated by the Company, by franchisees or by affiliates. While sales by franchisees and affiliates are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised and affiliated revenues and are indicative of the financial health of our franchisee base.

SYSTEMWIDE SALES

	Quarter Ended September 30, 2006		Nine Months Ended September 30, 2006
	% Inc	% Inc Excluding Currency Translation	% Inc	% Inc Excluding Currency Translation
U.S.	5	5	6	6
Europe	14	9	5	6
APMEA	6	8	4	8
Latin America	20	17	21	16
Canada	12	5	14	6
Other	10	10	13	13
Total sales	8	7	6	7

FRANCHISED AND AFFILIATED SALES

Dollars in millions

Quarters ended September 30,	2006	2005	% Inc	% Inc Excluding Currency Translation
U.S.	$5,829.2	$5,575.0	5	5
Europe	2,781.1	2,421.0	15	10
APMEA*	1,647.1	1,569.3	5	8
Latin America	190.8	168.1	14	11
Canada	413.9	375.4	10	3
Other	4.2	3.6	17	17
Total franchised and affiliated sales**	$10,866.3	$10,112.4	7	6

*	Included $788.7 million and $749.6 million in 2006 and 2005, respectively, of unconsolidated affiliated sales, primarily in Japan.

**	Included $1,444.9 million and $1,331.7 million in 2006 and 2005, respectively, of unconsolidated affiliated sales, primarily in Japan and the U.S.

Nine months ended September 30,	2006	2005	% Inc	% Inc Excluding Currency Translation
U.S.	$16,894.6	$16,050.4	5	5
Europe	7,374.2	7,010.4	5	6
APMEA*	4,706.0	4,573.1	3	8
Latin America	533.7	482.8	11	6
Canada	1,124.4	1,002.9	12	4
Other	12.0	10.1	19	19
Total franchised and affiliated sales**	$30,644.9	$29,129.7	5	6

*	Included $2,244.5 million and $2,228.6 million in 2006 and 2005, respectively, of unconsolidated affiliated sales, primarily in Japan.

**	Included $4,020.5 million and $3,883.7 million in 2006 and 2005, respectively, of unconsolidated affiliated sales, primarily in Japan and the U.S.

Operating Margins

FRANCHISED AND COMPANY-OPERATED RESTAURANT MARGINS – McDONALD’S RESTAURANTS

Dollars in millions

	Percent		Amount		% Inc	% Inc Excluding Currency Translation
Quarters ended September 30,	2006	2005	2006	2005
Franchised
U.S.	82.3	81.8	$647.5	$604.0	7	7
Europe	78.6	78.1	378.7	327.8	16	11
APMEA	89.1	87.3	86.0	81.1	6	8
Latin America	71.9	68.2	18.4	15.5	19	17
Canada	78.9	78.0	43.1	39.3	10	2
Total	81.2	80.6	$1,173.7	$1,067.7	10	8

Company-operated
U.S.	19.0	18.7	$213.1	$199.2	7	7
Europe	18.3	16.1	289.7	227.3	27	22
APMEA	13.9	12.4	98.1	79.7	23	22
Latin America	14.3	11.6	58.0	38.2	52	49
Canada	17.9	15.7	42.6	32.3	32	23
Total	17.3	15.8	$701.5	$576.7	22	19

	Percent		Amount		% Inc	% Inc Excluding Currency Translation
Nine months ended September 30,	2006	2005	2006	2005
Franchised
U.S.	82.2	81.3	$1,868.5	$1,726.2	8	8
Europe	77.4	76.8	990.7	933.3	6	7
APMEA	87.7	86.4	244.2	233.3	5	9
Latin America	71.5	67.7	54.5	43.9	24	21
Canada	77.7	77.0	115.6	104.6	11	2
Total	80.7	79.9	$3,273.5	$3,041.3	8	8

Company-operated
U.S.	19.0	18.6	$622.5	$566.8	10	10
Europe	16.2	14.7	701.9	602.6	16	17
APMEA	12.8	11.2	254.3	207.7	22	23
Latin America	13.2	11.2	147.5	97.8	51	46
Canada	16.3	13.8	108.1	77.7	39	29
Total	16.1	14.9	$1,834.3	$1,552.6	18	17

•	Franchised: Franchised margin dollars increased $106.0 million or 10% (8% in constant currencies) for the quarter and $232.2 million or 8% as reported and in constant currencies for the nine months. The U.S. and Europe segments accounted for more than 85% of the franchised margin dollars in both periods.

•	U.S.: Increases in the U.S. franchised margin percent for the quarter and nine months were primarily driven by strong comparable sales.

•	Europe: Europe’s franchised margin percent for the quarter and nine months improved due to positive comparable sales, partly offset by higher rent expense in several markets.

•	Company-operated: Company-operated margin dollars increased $124.8 million or 22% (19% in constant currencies) for the quarter and $281.7 million or 18% (17% in constant currencies) for the nine months. The U.S. and Europe segments accounted for more than 70% of the Company-operated margin dollars in both periods.

•	U.S.: The Company-operated margin percent increased for the quarter and nine months due to positive comparable sales, partly offset by higher labor costs primarily due to a higher average hourly rate, and higher utilities. In addition, the margin percent increase for the nine months was partly offset by higher commodity costs. Commodity costs are expected to be relatively flat for the remainder of the year. The fourth quarter 2006 margin percent comparison to the prior year will be negatively impacted by an adjustment of about 100 basis points recorded in the fourth quarter 2005 to reduce certain performance-based compensation.

•	Europe: The Company-operated margin percent increased for the quarter and nine months primarily due to strong comparable sales, partly offset by higher labor costs throughout Europe. In addition, initiatives in the U.K. such as the closing of certain underperforming restaurants in the first quarter and the sale of restaurants to franchisees and affiliates throughout the year, contributed to the increases. Commodity costs are expected to continue to be relatively flat for the remainder of the year.

•	APMEA: The Company-operated margin percent for the quarter and nine months reflected improved results in China, Hong Kong and Taiwan.

The following table presents margin components as a percent of sales.

COMPANY-OPERATED RESTAURANT EXPENSES AND MARGINS AS A PERCENT OF SALES – McDONALD’S RESTAURANTS

	Quarters Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Food & paper	33.1	34.0	33.2	34.0
Payroll & employee benefits	25.4	25.7	26.0	26.2
Occupancy & other operating expenses	24.2	24.5	24.7	24.9
Total expenses	82.7	84.2	83.9	85.1
Company-operated margins	17.3	15.8	16.1	14.9

Selling, General & Administrative Expenses

•	Selling, general & administrative expenses increased 6% for the quarter (5% in constant currencies) and 8% for the nine months (7% in constant currencies) due to higher employee-related costs, including performance-based compensation expense. In addition, the increase for the nine months reflected costs related to our biennial worldwide operator convention and our sponsorship of the winter Olympics. Selling, general & administrative expenses as a percent of revenues were 10.4% for the nine months of 2006 compared with 10.5% in 2005 and as a percent of Systemwide sales were 4.0% for both 2006 and 2005.

Impairment and Other Charges (Credits), Net

•	In the third quarter 2006, the Company recorded $17.3 million of expense primarily related to the following items: an additional loss on the transfer of the Company’s ownership interest in Thailand to a developmental licensee ($7.1 million) and a goodwill impairment charge in South Korea ($6.7 million).

•	For the nine months of 2006, the Company recorded $125.5 million of expense primarily related to the following items: the closing of 25 restaurants in the U.K. in conjunction with an overall restaurant portfolio review ($41.8 million); costs to buy out certain litigating franchisees in Brazil ($29.3 million); a loss on the transfer of the Company’s ownership interest in Thailand to a developmental licensee ($21.8 million); asset write-offs and other charges in APMEA ($17.5 million); a loss on the transfer of the Company’s ownership interest in Bulgaria to a developmental licensee ($7.5 million); and a goodwill impairment charge in South Korea ($6.7 million).

•	The third quarter 2005 included $31.7 million of income primarily due to a $25.4 million benefit as a result of a transfer of the Company’s ownership interest in Turkey to a developmental licensee. The nine months 2005 totaled $50.4 million of income, which in addition to the gain in Turkey, included $18.7 million of income from a favorable adjustment to certain liabilities established in prior years due to lower than originally anticipated employee-related and lease termination costs.

Other Operating Expense

OTHER OPERATING (INCOME) EXPENSE, NET

Dollars in millions

	Quarters Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Gains on sales of restaurant businesses	$(8.9)	$(11.2)	$(23.8)	$(33.2)
Equity in earnings of unconsolidated affiliates	(30.9)	(17.4)	(59.2)	(42.5)
Other expense	55.0	33.8	102.3	131.6
Total	$15.2	$5.2	$19.3	$55.9

•	Equity in earnings of unconsolidated affiliates increased in both periods of 2006, driven by improved results from our Japanese affiliate.

•	Other expense for the nine months 2005 reflected a $24.1 million charge related to a supply chain arrangement in Europe.

Operating Income

OPERATING INCOME

Dollars in millions

Quarters ended September 30,	2006	2005	% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation
U.S.	$688.3	$642.0	7	7
Europe	505.0	419.7	20	15
APMEA	112.3	129.0	(13)	(11)
Latin America	22.0	9.9	n/m	n/m
Canada	63.8	49.8	28	19
Other	14.6	4.0	n/m	n/m
Corporate	(102.5)	(94.6)	(8)	(8)
Total operating income	$1,303.5	$1,159.8	12	10

Nine months ended September 30,	2006	2005	% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation
U.S.	$2,007.9	$1,820.1	10	10
Europe	1,184.4	1,091.0	9	9
APMEA	273.1	283.2	(4)	1
Latin America	25.4	21.0	21	51
Canada	153.4	121.9	26	16
Other	38.9	12.4	n/m	n/m
Corporate	(316.4)	(263.5)	(20)	(20)
Total operating income	$3,366.7	$3,086.1	9	9

n/m	Not meaningful

•	U.S.: Results increased for the quarter and nine months primarily due to higher combined operating margin dollars.

•	Europe: Operating results for the quarter and nine months reflected strong performance in France, Germany and many other markets, as well as improved results in the U.K. For the nine months 2006, results included impairment and other charges totaling $49.3 million and results for the nine months 2005 included a supply chain charge of $24.1 million.

•	APMEA: Results for the quarter and nine months 2006 included impairment and other charges totaling $15.2 million and $46.0 million, respectively. Results for the quarter and nine months 2005 included income of $25.4 million relating to the transfer of the Company’s ownership interest in Turkey to a developmental licensee. These items, in combination, negatively impacted the constant currency operating income growth rate by 36 percentage points for the quarter and 27 percentage points for the nine months. Operating results for both periods were positively impacted by improved results in China and Japan.

•	Latin America: Results for the quarter and nine months 2006 reflected continued strong sales performance across most markets. The nine months 2006 included $30.2 million of impairment and other charges, primarily due to the buy out of certain litigating franchisees in Brazil.

•	Corporate: Results for the quarter and nine months 2006 reflected higher performance-based compensation. In addition, the nine months 2006 included costs related to our biennial worldwide operator convention. Results for the nine months 2005 included an $18.7 million favorable adjustment to certain liabilities established in prior years.

Interest Expense

•	For the quarter and nine months, interest expense increased primarily due to higher average debt levels as a result of activity related to HIA. In fourth quarter 2005, the Company repatriated approximately $3 billion of foreign historical earnings under HIA. The repatriation was funded through local borrowings in certain markets.

Nonoperating Income, Net

NONOPERATING (INCOME) EXPENSE, NET

Dollars in millions

	Quarters Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest income	$(41.9)	$(18.7)	$(113.9)	$(46.3)
Translation (gain) / loss	1.9	0.9	(1.5)	10.1
Other expense	11.9	5.2	31.2	6.3
Total	$(28.1)	$(12.6)	$(84.2)	$(29.9)

•	Interest income increased for both periods primarily due to higher cash levels.

Gain on Chipotle IPO and Secondary Sales

•	In first quarter 2006, Chipotle Mexican Grill completed an IPO of 6.1 million shares resulting in net proceeds of $120.9 million to Chipotle and a gain to McDonald’s of $32.0 million to reflect an increase in the carrying value of the Company’s investment as a result of Chipotle selling shares in the public offering. Concurrently with the IPO, McDonald’s sold 3.0 million Chipotle shares, resulting in net proceeds to the Company of $61.4 million and an additional gain of $19.2 million. In second quarter 2006, McDonald’s sold an additional 4.5 million Chipotle shares, resulting in net proceeds to the Company of $267.7 million and a gain of $197.4 million, while still retaining majority ownership.

•	In October, the Company completely separated from Chipotle through a tax-free exchange of its remaining Chipotle shares for McDonald’s common stock. McDonald’s accepted 18.6 million shares of McDonald’s common stock in exchange for the 16.5 million shares of Chipotle class B common stock held by McDonald’s and will record a tax-free gain of about $500 million in the fourth quarter. As a result of the complete disposition of Chipotle, the Company will reflect Chipotle’s results of operations and transaction gains as discontinued operations in the fourth quarter 2006.

Income Taxes

•	The effective income tax rate was 31.4% for third quarter 2006 compared with 32.3% in 2005.

•	The effective income tax rate was 32.2% for nine months 2006 compared with 30.1% in 2005. The 2006 tax rate included net incremental tax expense of $13.5 million primarily relating to a one-time impact from a tax law change in Canada. The 2005 tax rate included a benefit of $178.8 million due to a favorable audit settlement of the Company’s 2000-2002 U.S. tax returns, partly offset by expense of approximately $112.0 million related to the Company’s decision to take advantage of the one-time opportunity provided under HIA. The net of both of these items benefited the 2005 nine month tax rate by about 2 percentage points.

Outlook

While the Company does not provide specific guidance on earnings per share, the following information is provided to assist in analyzing the Company’s results.

•	McDonald’s expects net restaurant additions to add about one percentage point to sales growth in 2006 (in constant currencies). Most of this anticipated growth will result from restaurants opened in 2005. In 2006, McDonald’s expects to open about 675 traditional McDonald’s restaurants and 100 satellite restaurants and close about 300 traditional restaurants and 125 satellite restaurants.

•	The Company does not provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point increase in U.S. comparable sales would increase annual earnings per share by about 2 cents to 2.5 cents. Similarly, an increase of 1 percentage point in Europe’s comparable sales would increase annual earnings per share by about 1.5 cents to 2 cents.

•	The Company expects full-year 2006 selling, general & administrative expenses to decline as a percent of revenues and to be relatively flat as a percent of Systemwide sales, compared with 2005.

•	A significant part of the Company’s operating income is from outside the U.S., and about 80% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro and the British Pound. If the Euro and the British Pound both move 10% in the same direction compared with 2005, the Company’s annual earnings per share would change about 6 cents to 7 cents. Based on current rates, foreign currency translation is expected to have a minimal impact on earnings for the full year 2006.

•	The Company plans to return to pre-HIA debt and cash levels as we pay down debt. The late 2005 borrowings, used to fund dividend payments to repatriate earnings back to the U.S. parent-company, resulted in a temporary increase in both cash and debt on our Consolidated balance sheet. However, our net debt position (gross debt outstanding less cash available for investment) has improved significantly, excluding this one-time opportunity. For 2006, the Company expects its net debt principal repayments to be at least $1.4 billion. The Company expects interest expense in 2006 to increase approximately 12% to 14% compared with 2005, based on current interest and foreign currency exchange rates. This increase will be offset by the related higher interest income from cash available for investing.

•	McDonald’s expects the effective income tax rate for the full year 2006 and 2007 to be approximately 31% to 33%, although some volatility may be experienced between the quarters in the normal course of business.

•	The Company expects capital expenditures for 2006 to be approximately $1.8 billion. In 2007, capital expenditures are expected to be approximately $1.8 billion to $1.9 billion.

•	We expect to return at least $10 billion to shareholders through dividends and share repurchases in 2006 through 2008 and intend to continue to reduce shares outstanding. Through September 2006, the Company repurchased $1.8 billion of its common stock and declared dividends totaling about $1.2 billion. In October 2006, McDonald’s accepted 18.6 million shares of McDonald’s common stock in exchange for the remaining 16.5 million shares of Chipotle class B common stock held by McDonald’s. We anticipate total shares outstanding at the end of 2006 to decline by about 5% from year-end 2005, including the effect of the Chipotle exchange offer.

•	In January 2006, we outlined our intent to transfer ownership of certain restaurants to developmental licensees. Under a developmental license, a local entrepreneur owns the business, including the real estate, and uses his/her capital and local knowledge to build the Brand and optimize sales and profitability over the long term. Under this arrangement, McDonald’s collects a royalty, which varies by market, based on a percentage of sales, but does not invest any capital. In 2006, we have completed the transfer of four markets (121 restaurants) to developmental licensees and recorded pretax losses totaling $30.2 million.

As part of the ongoing review of our ownership mix, we have increased the number of markets being considered for potential conversion. As appropriate, we may license some of these markets as a group to a single developmental licensee. In the aggregate, the markets we are now considering include approximately 2,300 restaurants and represent about $3.0 billion in combined net investment. If we are able to complete these transactions, we do not anticipate recovering most of the net book value in the form of sales proceeds. The timing and amount of any losses will depend on the circumstances of each transaction and could be significant.

Restaurant Information

SYSTEMWIDE RESTAURANTS

At September 30,	2006	2005	Inc /(Dec)
U.S*	13,728	13,694	34

Europe
Germany*	1,273	1,259	14
United Kingdom	1,226	1,252	(26)
France	1,069	1,044	25
Spain	365	348	17
Italy	338	327	11
Other	2,095	2,078	17
Total Europe	6,366	6,308	58

APMEA
Japan*	3,814	3,774	40
China	767	705	62
Australia	738	732	6
Taiwan	349	346	3
South Korea	274	302	(28)
Other	1,828	1,764	64
Total APMEA	7,770	7,623	147

Latin America
Brazil	544	543	1
Mexico	338	318	20
Other	759	752	7
Total Latin America	1,641	1,613	28

Canada*	1,388	1,375	13

Other	1,172	1,093	79

Systemwide restaurants	32,065	31,706	359

Countries	118	119	(1)

*	At September 30, 2006 reflected the following satellites: U.S. 1,252; Germany 127; Japan 1,648; Canada 410. At September 30, 2005: U.S. 1,265; Germany 112; Japan 1,763; Canada 387.

SYSTEMWIDE RESTAURANTS BY TYPE

At September 30,	2006	2005	Inc /(Dec)
U.S.
Operated by franchisees	10,969	10,901	68
Operated by the Company	2,099	2,094	5
Operated by affiliates	660	699	(39)
	13,728	13,694	34

Europe
Operated by franchisees	3,712	3,637	75
Operated by the Company	2,261	2,373	(112)
Operated by affiliates	393	298	95
	6,366	6,308	58

APMEA
Operated by franchisees	2,499	2,471	28
Operated by the Company	2,251	2,069	182
Operated by affiliates	3,020	3,083	(63)
	7,770	7,623	147

Latin America
Operated by franchisees	479	471	8
Operated by the Company	1,134	1,120	14
Operated by affiliates	28	22	6
	1,641	1,613	28

Canada
Operated by franchisees	810	808	2
Operated by the Company	498	474	24
Operated by affiliates	80	93	(13)
	1,388	1,375	13

Other
Operated by franchisees	10	10	—
Operated by the Company	1,162	1,083	79
	1,172	1,093	79

Systemwide
Operated by franchisees	18,479	18,298	181
Operated by the Company	9,405	9,213	192
Operated by affiliates	4,181	4,195	(14)
	32,065	31,706	359

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements

This report includes forward-looking statements about our plans and future performance, including those under Outlook. These statements use such words as “may,” “will,” “expect,” “believe” and “plan.” They reflect our expectations and speak only as of the date of this report. We do not undertake to update them. Our expectations (or the underlying assumptions) may change or not be realized, and you should not rely unduly on forward-looking statements.

Our business and execution of our strategic plan, the Plan to Win, are subject to risks. By far the most important of these is our ability to remain relevant to our customers and a brand they trust. Meeting customer expectations is complicated by the risks inherent in our operating environment. The informal eating out segment of the restaurant industry, although largely mature in our major markets, is also highly fragmented and competitive. We have the added challenge of the cultural, economic and regulatory differences that exist among the more than 100 countries where we operate. We also face risk in adapting our business model in particular markets. The decision to own restaurants or to operate under franchise, developmental license or joint venture agreements is driven by many factors whose interrelationship is complex and changing. Our plan to reduce our ownership of restaurants may be difficult to achieve for many reasons, and the change in ownership mix may not affect our results as we now expect. Regulatory and similar initiatives around the world have also become more wide-ranging and prescriptive and affect how we operate, as well as our results. In particular, increasing consumer focus on food “from field to front counter” presents challenges for our Brand and may adversely affect our sales and costs of doing business.

These risks can have an impact both in the near- and long-term and are reflected in the following considerations and factors that we believe are most likely to affect our performance.

Our ability to remain a relevant and trusted brand and to increase sales depends largely on how well we execute the Plan to Win.

We developed the Plan to Win to address the key drivers of our business and results—people, products, place, price and promotion. The quality of our execution depends mainly on the following:

•	Our ability to anticipate and respond to trends or other factors that affect the informal eating out market and our competitive position in the various markets we serve, such as spending patterns, demographic changes, consumer food preferences, publicity about our products or operations that can drive consumer perceptions, as well as our success in planning and executing initiatives to address these trends and factors or other competitive pressures;

•	The success of our initiatives to support menu choice, physical activity and nutritional awareness and to address these and other matters of social responsibility in a way that communicates our values effectively and inspires the trust and confidence of our customers;

•	Our ability to respond effectively to adverse consumer perceptions about the quick-service segment of the informal eating out market, our products or the reliability of our supply chain and the safety of the commodities we use, particularly beef and chicken;

•	The success of our plans for 2006 and beyond to improve existing products and to roll-out new products and product line extensions, as well as the impact of our competitors’ actions, including in response to our product improvements and introductions, and our ability to continue robust product development and manage the complexity of our restaurant operations;

•	Our ability to achieve an overall product mix that differentiates the McDonald’s experience and balances consumer value with margin expansion, including in markets where cost or pricing pressures may be significant;

•	The impact of pricing, marketing and promotional plans on product sales and margins and on our ability to target these efforts effectively to maintain or expand market share;

•	The impact of events such as public boycotts, labor strikes and commodity or other supply chain price increases that can adversely affect us directly or adversely affect the vendors, franchisees and others that are also part of the McDonald’s System and whose performance has a material impact on our results;

•	Our ability to drive improvements in our restaurants, recruit qualified restaurant personnel and motivate employees to achieve sustained high service levels so as to improve consumer perceptions of our ability to meet their expectations for quality food served in clean and friendly environments;

•	Whether our restaurant remodeling and rebuilding efforts will foster sustained increases in comparable sales for the affected restaurants and yield our desired return on our capital investment; and

•	Our ability to leverage promotional or operating successes in individual markets into other markets in a timely and cost-effective way.

Our results and financial condition are affected by our ownership mix and whether we can achieve a mix that optimizes margins and returns, while meeting our business needs and customer expectations.

Our plans call for a reduction in Company-operated restaurants in the U.K. by re-franchising them to third parties and the pursuit of a developmental license model in certain markets. Whether and when we can achieve these plans, as well as their success, is uncertain and depends mainly on the following:

•	Our ability to identify prospective franchisees and licensees with the experience and financial resources to be effective operators of McDonald’s restaurants;

•	Whether there are regulatory or other constraints that restrict or prevent our ability to implement our plans or increase our costs;

•	How quickly we re-franchise or enter into developmental licenses, which we expect will vary by market and could also vary significantly from period to period;

•	Whether the period during which we plan to make these changes will be sufficient to achieve them; and

•	Changes in the operating or legal environment and other circumstances that cause us to delay or revise our plans to alter our ownership mix.

Our results and financial condition are affected by global and local market conditions, which can adversely affect our sales, margins and net income.

Our results of operations are substantially affected not only by global economic conditions, but also by local operating and economic conditions, which can vary substantially by market. Unfavorable conditions can depress sales in a given market and may prompt promotional or other actions that adversely affect our margins, constrain our operating flexibility or result in charges, restaurant closings or sales of Company-operated restaurants. Whether we can manage this risk effectively depends mainly on the following:

•	Our ability to manage fluctuations in commodity prices, interest and foreign exchange rates and the effects of local governmental initiatives to manage national economic conditions such as consumer spending and inflation rates;

•	The impact on our margins of labor costs given our labor-intensive business model and the long-term trend toward higher wages in both mature and developing markets;

•	The effects of local governmental initiatives to manage national economic conditions such as consumer spending or wage and inflation rates;

•	Whether the recent improvements in operating results in markets such as the U.K. and Japan will be sustained and whether we can develop effective initiatives in other underperforming markets that may be experiencing challenges such as low consumer confidence levels, slow economic growth or a highly competitive operating environment;

•	The nature and timing of decisions about underperforming markets or assets, including decisions that result in significant impairment charges that reduce our earnings, such as those that may occur as we change our ownership mix as described above; and

•	The success of our strategy in China, where we are planning significant growth, including our ability to identify and secure appropriate real estate sites and to manage the costs and profitability of our growth in light of competitive pressures and other operating conditions that may limit pricing flexibility.

Increasing regulatory complexity will continue to affect our operations and results in material ways.

Our legal and regulatory environment worldwide exposes us to complex compliance, litigation and similar risks that affect our operations and results in material ways. In many of our markets, including the United States and Europe, we are subject to increasing regulation, which has significantly increased our cost of doing business. In developing markets, we face the risks associated with new and untested laws and judicial systems. Among the more important regulatory and litigation risks we face are the following:

•	Our ability to manage the cost, compliance and other risks associated with the often conflicting regulations we face, especially in the United States where inconsistent standards imposed by state and federal authorities can adversely affect consumer perceptions and increase our exposure to litigation, and the impact of potential new or changing regulation that affects or restricts elements of our business, such as possible changes in regulations relating to advertising to children and nutritional or other product labeling;

•	The impact of nutritional, health and other scientific inquiries and conclusions, which constantly evolve and often have contradictory implications, but nonetheless drive consumer perceptions, litigation and regulation in ways that are material to our business;

•	The risks and costs of McDonald’s nutritional labeling and other disclosure practices, particularly given differences in practices within the restaurant industry with respect to testing and disclosure, ordinary variations in food preparation among our own restaurants, and reliance on the accuracy and appropriateness of information obtained from third party suppliers;

•	The impact of litigation trends, particularly in our major markets, including class actions involving consumers and shareholders, labor and employment matters or landlord liability and the relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings and the possibility of settlements or judgments;

•	Adverse results of pending or future litigation, including litigation challenging the composition of our products or the appropriateness or accuracy of our advertising or other communications;

•	Disruptions in our operations or price volatility in a market that can result from government actions, including price controls, limitations on the import or export of commodities we use or government-mandated closure of our or our vendors’ operations;

•	The risks of operating in markets, such as Brazil and China, in which there are significant uncertainties, including with respect to the application of legal requirements and the enforceability of laws and contractual obligations;

•	The risks associated with information security and the use of cashless payments, such as increased investment in technology, the costs of compliance with privacy, consumer protection and other laws, costs resulting from consumer fraud and the impact on our margins as the use of cashless payments increases; and

•	The impact of changes in accounting principles or practices (or related legal or regulatory interpretations or our critical accounting estimates), including changes in tax accounting or tax laws (or interpretations thereof), which will depend on their timing, nature and scope.

The trading volatility and price of our common stock may be affected by many factors.

Many factors affect the volatility and price of our common stock. These factors include some over which we have no control, such as general market conditions and governmental actions or reports about economic activity that may have a market-moving impact, regardless of whether the action or activity directly relates to our business. Actions or reports by U.S. authorities are of special import since the United States is our largest segment and our principal trading market. Trading activity in our common stock (whether in the cash or derivative markets) also affects prices and volatility. In addition to reflecting investor expectations about our prospects, trading activity can include significant purchases by shareholders who may seek to affect our business strategies, as well as both sales and purchases resulting from the ordinary course rebalancing of stock indices in which McDonald’s may be included, such as the S&P 500 Index and the Dow Jones Industrial Average. Finally, our stock price can be affected not only by operating actions we take, but also by non-operating initiatives, such as our plans to reduce shares outstanding through repurchases or increases in our dividend rate.

Our results can be adversely affected by disruptions or events, such as the impact of severe weather conditions and natural disasters.

Severe weather conditions (such as hurricanes), terrorist activities, health epidemics or pandemics or the prospect of these events (such as the potential spread of avian flu) can have an adverse impact on consumer spending and confidence levels and in turn the McDonald’s System and our results and prospects in the affected markets. Our receipt of proceeds under any insurance we maintain for these purposes may be delayed or the proceeds may be insufficient to offset our losses fully.